Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2007 relating to the consolidated financial statements of Monolithic Power Systems, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to lawsuits related to alleged patent infringement and alleged misappropriation of trade secrets, the change in the Company’s method of accounting for stock-based compensation in accordance with Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment and the cumulative effect adjustment to reduce accumulated deficit as of January 1, 2006 resulting from the adoption of the Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements), and our report dated March 2, 2007 relating to managements report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Monolithic Power Systems, Inc. for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Jose, California
February 1, 2008